APPENDIX A

GOLDEN CAPITAL MANAGEMENT, LLC

SUB-ADVISORY AGREEMENT

WELLS FARGO FUNDS TRUST

Wells Fargo Disciplined U.S. Core Fund Wells Fargo Large Cap Core Fund Wells Fargo Small Cap Core Fund[1]

Appendix A amended:   November 18, 2015

APPENDIX B

GOLDEN CAPITAL MANAGEMENT, LLC

SUB-ADVISORY AGREEMENT

FEE AGREEMENT

WELLS FARGO FUNDS TRUST

This fee agreement is effective as of the 16th day of July, 2010, and amended as of the 18th  day of November 2015, by and between Wells Fargo Funds Trust (the “Trust”), Wells Fargo Funds Management, LLC (the “Adviser”) and Golden Capital Management, LLC (the “Sub-Adviser”).

            WHEREAS, the parties have entered into an Investment Sub-Advisory Agreement (“Sub-Advisory Agreement”) whereby the Sub-Adviser provides management and other services to each series of the Trust listed in Appendix A to the Sub-Advisory Agreement (each a “Fund” and collectively, the “Funds”); and

            WHEREAS, the Sub-Advisory Agreement provides that the fees to be paid to the Sub-Adviser are to be as indicated on this Appendix B;

            NOW THEREFORE, the parties agree that the fees to be paid to the Sub-Adviser under the Sub-Advisory Agreement shall be calculated and paid on a monthly basis by applying the annual rates indicated below to the average daily net assets of each Fund throughout the month:

Fund Name	Sub-Advisory Fee
Disciplined U.S. Core Fund	First 100M Next 200M Over 300M	0.25% 0.20% 0.15%
Large Cap Core Fund	First 1B Over 1B	0.35% 0.30%
Small Cap Core Fund[2]	First 200M Next 300M Over 500M	0.55% 0.50% 0.45%

            If the Sub-Adviser shall provide management and other services for less than the whole of a month, the foregoing compensation shall be prorated based on the number of days in the month that such Sub-Adviser provided management and other services to the Fund.

The foregoing fee schedule is agreed to as of this 18th day of November, 2015, and shall remain in effect until agreed and changed in writing by the parties.

WELLS FARGO FUNDS TRUST

on behalf of the Funds

By:

            C. David Messman

            Secretary

WELLS FARGO FUNDS MANAGEMENT, LLC

By:

            Paul Haast

            Senior Vice President

GOLDEN CAPITAL MANAGEMENT, LLC

By:

               Greg W. Golden

               President and CEO

1.On November 18, 2015, the Board of Wells Fargo Funds Trust approved the establishment of the Wells Fargo Small Cap Core Fund and the reorganization of the Golden Small Cap Core Fund (“Golden Small Cap Fund”) into the Wells Fargo Small Cap Core Fund.  Subject to approval by the Board of Forum Funds and shareholders of the Golden Small Cap Fund (the “Small Cap Core Reorganization”), the Small Cap Core Reorganization will become effective in May 2016.

2.On November 18, 2015, the Board of Wells Fargo Funds Trust approved the establishment of the Wells Fargo Small Cap Core Fund and the reorganization of the Golden Small Cap Core Fund (“Golden Small Cap Fund”) into the Wells Fargo Small Cap Core Fund.  Subject to approval by the Board of Forum Funds and shareholders of the Golden Small Cap Fund (the “Small Cap Core Reorganization”), the Small Cap Core Reorganization will become effective in May 2016.